Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Casper Sleep Inc.:

We consent to the use of our report dated February 26, 2021, with respect to the consolidated balance sheets of Casper Sleep Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders' equity / (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, incorporated herein by reference.

/s/KPMG LLP
New York, New York
February 26, 2021